UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to Form 8-K is an amendment to the Current Report on Form 8-K filed by Vonage Holdings Corp. (the “Company”) on January 14, 2010 (the “Original 8-K”), which Original 8-K provided that John Rego, Executive Vice President, Chief Financial Officer and Treasurer of the Company, will be leaving the Company. As the terms and conditions of Mr. Rego’s departure from the Company have been concluded, the Company is filing this Amendment No. 1 to Form 8-K to supplement the Original 8-K with additional information required to be disclosed on Form 8-K in respect of such terms and conditions.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As announced on January 14, 2010, Mr. Rego will be leaving the Company later this year. Mr. Rego’s departure from the Company will occur not later than May 31, 2010.

Mr. Rego and the Company are party to an employment agreement that provides, in general, that upon a termination of Mr. Rego’s employment by the Company without cause or by Mr. Rego for good reason, he is entitled to his accrued compensation until the date of termination, one year’s salary and a pro rata portion of his bonus for the year of termination. The employment agreement has been modified in certain respects by an Amendment to Employment Agreement dated as of February 23, 2010 and a Separation Agreement and General Release dated as of February 23, 2010 (the “Separation Agreement”) attached hereto as Exhibits 99.1 and 99.2.

For his services during the remainder of the current year Mr. Rego will receive his salary and the benefits on the same terms as have been provided by his employment agreement. As severance benefits, Mr. Rego will receive $300,000 (one year’s salary), payable in most circumstances six months after termination of employment, plus a pro rata portion of his bonus eligibility for 2010 (based on the portion of the year elapsed up to date of termination of his employment) to the extent the Company achieves the performance goals applicable pursuant to the terms of the Company’s annual bonus program, which amount (if any) shall be paid on March 15, 2011. In addition, Mr. Rego will receive his earned but unpaid 2009 target annual bonus, in the amount of $324,000, which shall be paid on March 15, 2010, and accrued compensation such as vacation pay. Mr. Rego shall also receive (i) his out-of-pocket costs for continuation of medical, dental and vision insurance coverage premiums for himself and his dependents under the Company’s existing insurance programs for up to 18 months, subject to termination in the event he receives comparable coverage under a subsequent employer’s programs, (ii) reimbursement of up to $50,000 of outplacement fees incurred over the 12 months following termination of his employment, and (iii) up to $15,000 in reimbursement of legal fees incurred in connection with the negotiation of the Separation Agreement.

The unvested stock options and unvested restricted share awards held by Mr. Rego will continue to vest in accordance with their terms through the date of termination of his employment; any then unvested stock options and restricted share awards shall be forfeited in accordance with their terms. The Separation Agreement further provides that, in modification of their terms of grant but as permitted in the Company’s discretion by the pertinent equity plan, Mr. Rego’s vested stock options will remain exercisable for a period of one year following the termination of his employment (but not beyond ten years after their issuance).

Upon termination of his employment, Mr. Rego will be subject to the provisions of his employment agreement restricting him for one year from competing against the Company and soliciting employees, customers, suppliers and others and will also be subject to customary confidentiality restrictions and covenants regarding return of documents and cooperation in transitional matters and legal proceedings and will provide to the Company a general release (other than in respect of indemnification rights and claims under his employment agreement as amended and as modified by the Separation Agreement).

Item 9.01.	Financial Statements and Exhibits

99.1	Amendment of Employment Agreement, dated as of February 23, 2010 between John S. Rego and Vonage Holdings Corp.

99.2	Separation Agreement and General Release, dated as of February 23, 2010 between John S. Rego and Vonage Holdings Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February 26, 2010	By:	/S/ MARC P. LEFAR
Marc P. Lefar Chief Executive Officer

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